Exhibit 10.53

Execution Copy

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is made as of February 25, 2008 (the “Termination Effective Date”)

B E T W E E N:

ASAHI KASEI KURARAY MEDICAL CO., LTD., a corporation organized and existing under the laws of Japan

(“Asahi”)

- and -

OCCULOGIX, INC., a corporation incorporated under the laws of the State of Delaware

(“OccuLogix”)

WHEREAS, on October 20, 2006, Asahi Kasei Medical Co., Ltd. (now Asahi) and OccuLogix entered into the 2006 Distributorship Agreement pursuant to which OccuLogix was, upon certain conditions, appointed Asahi’s exclusive distributor in certain jurisdictions, and Asahi’s non-exclusive distributor in Italy, of the Rheofilter filter and the Plasmoflo filter and pursuant to which OccuLogix had certain minimum purchase and other obligations (the “2006 Distribution Agreement”);

AND WHEREAS, on November 1, 2007, OccuLogix announced an indefinite suspension of its RHEO System clinical development program due to OccuLogix’s difficult financial position, thus making it difficult for OccuLogix to fulfill its obligations under the 2006 Distribution Agreement;

AND WHEREAS, a lifting of such suspension will not be feasible in the near term for reason of OccuLogix’s continuing difficult financial position;

AND WHEREAS, following good faith discussions between the parties hereto, they mutually agree that it would be in their respective best interests to terminate the 2006 Distribution Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Asahi and OccuLogix hereby agree as follows:

1.
On and as of the Termination Effective Date, the 2006 Distribution Agreement hereby shall be terminated and rendered null and void notwithstanding Article 18.2 thereof, save and except for Articles 7.8, 15, 20, 21, 22, 23 and 24 thereof (the “Surviving Provisions”), all of which shall survive the termination of the 2006 Distribution Agreement.

2.
Each of the parties hereto hereby acknowledges and agrees that the other party hereto owes it no further obligations, liabilities or duties whatsoever pursuant to, arising from or in connection with, or otherwise relating to, the 2006 Distribution Agreement, whether of a financial nature or otherwise, save and except for any obligations, liabilities or duties pursuant to, arising from or in connection with, or otherwise relating to, any of the Surviving Provisions.

3.
Each of the parties hereto, on behalf of itself, its successors and assigns and any party claiming through it, hereby releases completely and forever discharges the other party hereto and its affiliates and subsidiaries, and their respective officers, directors, shareholders, agents, employees, servants, representatives, successors and assigns, from any and all claims, demands, obligations and causes of action, of any nature whatsoever, arising under any jurisdiction’s laws, whether known or unknown, which the releasing party ever had, now has or might have in the future as a result of, pursuant to, arising from or in connection with, or otherwise relating to, the 2006 Distribution Agreement or any of the transactions and dealings engaged in or consummated thereunder or pursuant thereto, or otherwise relating thereto, save and except for such claims, demands, obligations and causes of action relating to any of the Surviving Provisions.

4.	Each of the parties hereto hereby represents and warrants to the other party that:

(a)	it has the corporate power and capacity to enter into, and perform its obligations under, this Termination Agreement; and

(b)	it has taken all necessary action on its part to authorize the execution and delivery by it of this Termination Agreement and the performance of its obligations hereunder.

5.
Each of the parties hereto hereby agrees to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may be reasonably necessary to accomplish the intent of this Termination Agreement.

6.
This Termination Agreement may be signed in separate counterparts (and communicated by facsimile or e-mail transmission), and each such counterpart will constitute an original document, and such counterparts, taken together, will constitute one and the same instrument.

7.
This Termination Agreement shall be governed by the substantive and procedural laws of Japan.  All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Termination Agreement, or for the breach hereof, shall be settled by mutual consultation between the parties hereto in good faith as promptly as possible but, failing an amicable settlement, shall be finally settled by arbitration to be held in Tokyo, Japan under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by which each party hereto agrees to be bound.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

ASAHI KASEI KURARAY MEDICAL CO., LTD.

By:	/s/ Yasuyuki Yoshida
	Name:	Yasuyuki Yoshida
	Title:	President

OCCULOGIX, INC.

By:	/s/ Thomas P. Reeves
	Name:	Thomas P. Reeves
	Title:	President and Chief Operating Officer